UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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STEWART INFORMATION SERVICES CORPORATION
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STEWART INFORMATION SERVICES CORPORATION
1980 Post Oak Boulevard
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2011

Notice is hereby given that Stewart Information Services Corporation, a Delaware corporation, will hold its annual meeting of stockholders on April 29, 2011, at 8:30 a.m., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, for the following purposes:

(1) To elect Stewart Information Services Corporation’s directors to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

(2) To consider and approve an advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers;

(3) To consider and act upon an advisory resolution regarding the frequency at which Stewart Information Services Corporation should include an advisory resolution in its proxy statement regarding the compensation of its named executive officers;

(4) To ratify the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2011; and

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FIVE NOMINEES FOR DIRECTOR TO BE ELECTED BY THE COMMON STOCKHOLDERS, FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS, FOR AN ADVISORY VOTE ON THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS EVERY THREE YEARS, AND FOR THE RATIFICATION OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2011.

The holders of record of Stewart’s common stock and Class B common stock at the close of business on March 1, 2011 will be entitled to vote at the meeting.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

March 23, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS’ MEETING TO BE HELD APRIL 29, 2011

Our proxy statement for the 2011 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at http://www.stewart.com/2011AnnualMeeting.

IMPORTANT

You are cordially invited to attend the annual meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 3 ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2011
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN TRANSACTIONS
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS

STEWART INFORMATION SERVICES CORPORATION
1980 Post Oak Boulevard
Suite 800
Houston, Texas 77056
(713) 625-8100

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2011

Stewart Information Services Corporation is furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for the annual meeting of stockholders we are holding on Friday, April 29, 2011, at 8:30 a.m., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, or for any adjournment of that meeting. For directions to the annual meeting, please contact Ted C. Jones in Investor Relations at (713) 625-8014.

Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. Unless you specify otherwise, the shares represented by your proxy will be voted for the board of directors’ nominees listed therein, for the approval of the advisory resolution regarding the compensation of Stewart Information Services Corporation’s named executive officers, for an advisory vote on the compensation of Stewart Information Services Corporation’s named executive officers every three years, and for the ratification of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2011. If after sending in your proxy you wish to vote in person, you may revoke the proxy at any time before it is exercised by delivering written notice to us at or prior to the meeting. Please note that stockholders who hold their shares in our 401(k) plan must provide their voting instructions no later than 11:59 p.m., Eastern time, two days prior to the meeting. We are mailing this proxy statement on or about March 23, 2011, to stockholders of record at the close of business on March 1, 2011.

At the close of business on March 1, 2011, 17,986,026 shares of our common stock (“Common Stock”) and 1,050,012 shares of our Class B common stock (“Class B Stock”) were outstanding and entitled to vote, and only the holders of record on such date may vote at the meeting. As long as 600,000 or more shares of Class B Stock are outstanding, the Common Stock and Class B Stock will be voted as separate classes at each election of directors. Holders of our Class B Stock, whom we refer to as our Class B Stockholders, may convert their shares of Class B Stock into shares of our Common Stock on a one-for-one basis at any time.

The holders of our Common Stock, whom we refer to as our Common Stockholders, voting as a class, are entitled to elect five of our nine directors. Each Common Stockholder is entitled either to cast one vote per share for each of those five directors, or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees for director. The enclosed form of proxy allows you to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. If you withhold authority to vote for four or fewer of the nominees, and if there are nominees other than management nominees for the director positions to be elected by the Common Stockholders as listed in this proxy statement, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for whom you did not withhold authority to vote. If there are no nominees other than management nominees for the five positions to be elected by the Common Stockholders, the persons named in the enclosed proxy intend to allocate the votes represented by the proxy evenly among the management nominees listed in this proxy statement. If there are any additional nominees for such positions, the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the management nominees. If it is not possible to elect each of the five management nominees, the persons named in the enclosed proxy will have discretion as to how they allocate the votes among the management nominees.

Withholding of authority to vote in the enclosed proxy will not affect the election of those directors for whom you withhold authority to vote, unless you vote in person at the meeting or by means of another proxy, because our By-Laws provide that directors are elected by a plurality of the votes cast. For the purpose of electing directors, broker non-votes are not treated as a vote cast affirmatively or negatively, and therefore will not affect the outcome of the election of directors. We will count the shares held by each stockholder who signs and returns the enclosed form of proxy only to determine the presence of a quorum at the meeting.

Our Class B Stockholders, voting as a class, are entitled to elect the remaining four of our nine directors. Each Class B Stockholder has the right to vote, in person or by proxy, the number of shares owned by him for those four directors for whose election he has a right to vote.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the approval of the advisory resolution regarding the compensation of our named executive officers. Approval of this proposal requires the affirmative vote of the majority of votes cast at the meeting. Brokers do not have discretionary authority to vote shares on the proposal without direction from the beneficial owner. Broker non-votes will not be counted. Abstentions, which will be counted as votes present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them “FOR” the approval of the proposal.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the advisory resolution regarding the frequency at which we should include an advisory resolution in our proxy statement regarding the compensation of our named executive officers. The form of proxy allows stockholders to vote to recommend an advisory resolution regarding the compensation of our named executive officers every one, two or three years or abstain from voting. The frequency (every one, two or three years) that receives the highest number of votes will be deemed to be the choice of the stockholders. Abstentions, which will be counted as votes present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for a THREE-YEAR interval on voting on the compensation of our named executive officers.

Our Common Stockholders and Class B Stockholders will vote together as a single class with respect to the ratification of the appointment of KPMG LLP as our independent auditors for 2011. The ratification of this proposal requires the affirmative vote of the majority of the votes cast at the meeting. Under NYSE rules, the approval of our independent auditors is considered a routine matter, which means that brokerage firms may vote in their discretion on this proposal if the beneficial owners do not provide the brokerage firms with voting instructions. Abstentions, which will be counted as votes present for purposes of determining a quorum, will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them “FOR” the approval of the proposal.

Except as otherwise specifically noted, the “Company,” “SISCO,” “we,” “our,” “us,” and similar words in this proxy statement refer to Stewart Information Services Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2011 with respect to persons we believe to be the beneficial owners of more than 5% of either class of our voting shares:

		Amount and
		Nature of
		Beneficial		Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership		Class

Malcolm S. Morris	Class B Common Stock	275,006		26.2
1980 Post Oak Boulevard
Houston, Texas 77056
Stewart Morris, Jr.	Class B Common Stock	525,006		50.0
1980 Post Oak Boulevard
Houston, Texas 77056
Matthew W. Morris	Class B Common Stock	250,000		23.8
1980 Post Oak Boulevard
Houston, Texas 77056
Wells Fargo & Company	Common Stock	3,304,909	(1)	18.2
420 Montgomery Street
San Francisco, California 94104
Dimensional Fund Advisors LP	Common Stock	1,444,919	(2)	8.0
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
BlackRock, Inc.	Common Stock	1,434,343	(3)	7.9
40 East 52nd Street
New York, New York 10022
Wellington Management Company, LLP	Common Stock	1,346,572	(4)	7.4
280 Congress Street
Boston, Massachusetts 02210
Prescott Group Capital Management LLC	Common Stock	1,005,078	(5)	5.5
1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104

(1)	Wells Fargo & Company reported sole voting power with respect to 2,871,203 of such shares and sole dispositive power with respect to 3,156,909 of such shares in its report on Schedule 13G filed January 20, 2011, which it filed on its behalf and on behalf of certain of its subsidiaries, including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC.

(2)	Dimensional Fund Advisors LP reported sole voting power with respect to 1,410,990 of such shares and sole dispositive power with respect to all of such shares in its report on Schedule 13G filed February 11, 2011. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940. Dimensional also serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported in this schedule are owned by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of such securities.

(3)	BlackRock, Inc. reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13G/A filed February 8, 2011.

(4)	Wellington Management Company, LLP reported sole voting power with respect to 1,133,572 of such shares and sole dispositive power with respect to all of such shares in its report on Schedule 13G filed February 14, 2011.

(5)	Prescott Group Capital Management LLC reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13G filed February 14, 2011, which it filed on its behalf and on the behalf of its affiliates, including Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P. and Mr. Phil Frohlich.

Our Class B Stockholders have entered into an agreement to maintain an equal ownership of shares of Class B Stock by Malcolm S. Morris and by Stewart Morris, Jr. and Stewart Morris, collectively. Such agreement also provides for rights of first refusal among themselves with respect to Class B Stock in the event of the death or voluntary or involuntary disposition of Class B Stock and upon certain other specified conditions. By agreement among Malcolm S. Morris, Matthew W. Morris and Stewart Morris, Jr., Malcolm S. Morris has transferred 250,000 shares of Class B Stock to Matthew W. Morris, who has agreed that all such Class B Stock shall remain subject to all the terms of the agreement among Malcolm S. Morris and Stewart Morris, Jr. and Stewart Morris, collectively. Malcolm S. Morris and Matthew W. Morris collectively own 50% of the Class B Stock and Stewart Morris, Jr. owns 50% of the Class B Stock.

The following table sets forth information as of March 1, 2011 with respect to each class of our capital stock beneficially owned by our named executive officers, directors and nominees for director, and by all our executive officers, directors and nominees for director as a group:

		Amount and
		Nature of
		Beneficial		Percent of
Name	Title of Class	Ownership(1)		Class

Malcolm S. Morris	Common Stock	117,832	(2)	*
	Class B Common Stock	275,006		26.2
Stewart Morris, Jr.	Common Stock	107,858	(3)	*
	Class B Common Stock	525,006		50.0
Matthew W. Morris	Common Stock	24,305	(4)	*
	Class B Common Stock	250,000		23.8
J. Allen Berryman	Common Stock	14,080	(5)	*
Michael B. Skalka	Common Stock	18,962	(6)	*
E. Ashley Smith	Common Stock	33,022	(7)	*
Catherine A. Allen	Common Stock	8,138		*
Thomas G. Apel	Common Stock	9,131		*
Robert L. Clarke	Common Stock	21,594		*
Paul W. Hobby	Common Stock	14,853		*
Dr. E. Douglas Hodo	Common Stock	15,138		*
Laurie C. Moore	Common Stock	9,532		*
Dr. W. Arthur Porter	Common Stock	11,938		*
All executive officers, directors and nominees for director as a group (15 persons)	Common Stock	510,091		2.8
	Class B Common Stock	1,050,012		100.0

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.

(2)	Includes 50,000 shares subject to stock options, and 10,000 shares of restricted stock that will vest 20 percent each year over five years beginning March 10, 2011.

(3)	Includes 50,000 shares subject to stock options, and 10,000 shares of restricted stock that will vest 20 percent each year over five years beginning March 10, 2011.

(4)	Includes 1,600 shares subject to stock options, 5,000 shares of restricted stock that will vest 20 percent each year over five years beginning March 10, 2011, and 491 shares owned through the Company’s 401(k) plan.

(5)	Includes 4,000 shares of restricted stock that will vest 20 percent each year over five years beginning March 10, 2011, and 11 shares owned through the Company’s 401(k) plan.

(6)	Includes 6,300 shares subject to stock options, and 6,000 shares of restricted stock that will vest 20 percent each year over five years beginning March 10, 2011.

(7)	Includes 1,000 shares subject to stock options, 2,000 shares of restricted stock that will vest 20 percent each year over five years beginning March 10, 2011, and 415 shares owned through the Company’s 401(k) plan.

The mailing address of each director and executive officer shown in the table above is c/o Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and certain officers are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Common Stock or Class B Stock. Based solely on a review of the copies of reports furnished to us or written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than 10% beneficial owners were met during the 2010 fiscal year, except for an award of 10 shares to Brian Glaze on November 2, 2010, which was reported on Form 4 on February 22, 2011, and a charitable gift of 125,000 shares by Stewart Morris on January 6, 2010, which was reported on Form 4 on March 9, 2011.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At our annual meeting, our stockholders will elect nine directors, constituting the entire board of directors. Our Common Stockholders are entitled to elect five directors, and our Class B Stockholders are entitled to elect four directors.

Common Stockholders’ Nominees

The following persons have been nominated by the board of directors to be elected as directors by our Common Stockholders. The persons named in your proxy intend to vote the proxy for the election of each of these nominees, unless you specify otherwise. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, your proxy will be voted for another nominee, or other nominees, selected by our board of directors.

Nominee, Age and Position with Stewart	Director Since

Catherine A. Allen, 64, Director	2009
Robert L. Clarke, 68, Director	2004
Dr. E. Douglas Hodo, 76, Director	1988
Laurie C. Moore, 65, Director	2004
Dr. W. Arthur Porter, 69, Director	1993

Each of the five nominees for election by our Common Stockholders was elected by the Common Stockholders at our 2010 annual meeting of stockholders.

Ms. Allen is currently serving as Chairman and CEO of The Santa Fe Group, a strategic consulting company that serves the financial sector in the areas of payments, fraud, information security and regulatory reform. Until 2007, Ms. Allen served as founding CEO of BITS, a consortium of the 100 largest financial services companies in the United States, which led the industry in developing best practices and strategies for the industry in fraud prevention, cybersecurity, business continuity, anti-terrorism, payments and e-commerce. Ms. Allen is a director of El Paso Electric Company, serving on its compensation, external affairs and energy resources and environmental oversight committees.

Mr. Clarke has been a partner of the law firm Bracewell & Giuliani LLP for more than the past five years. Mr. Clarke also serves as a director and member of the audit committee of the board of Mutual of Omaha Insurance Company and Eagle Materials, Inc., a NYSE-listed manufacturer of building materials. He served as U.S. Comptroller of the Currency from December 1985 through February 1992.

Dr. Hodo serves as Chairman of our audit committee. Dr. Hodo served as President of Houston Baptist University for more than nineteen years and became President Emeritus of the University in 2006. Dr. Hodo served on the board of directors of U.S. Global Investors, a public mutual fund, from 1981 to 2006, including holding the positions of Chairman of the audit committee from 1991 to 2004 and Chairman of the Board of Directors from 1999 to 2004. He served on the board of directors of Southern National Bank of Sugar Land, Texas, from 1995 to 2000, and was a member of their audit committee during that tenure. Dr. Hodo also served on the board of directors of Security Bank of Amory, Mississippi, from 1994 to 2003 and on their audit and long-range planning committees.

Ms. Moore is the founding CEO of the Institute for Luxury Home Marketing, an international training and membership organization targeting real estate agents who work in the luxury residential market (the “Institute”). For the 12 years prior to founding the Institute in 2003, Ms. Moore was Managing Partner of Real Trends, Inc., a publishing, research, and strategic consulting company serving brokerage company owners and the top management of national real estate franchise brands. She has been an industry speaker for more than 25 years. Prior to her election as our director, Ms. Moore served as one of our advisory directors since 2002.

Dr. Porter is a Professor Emeritus of the University of Oklahoma. Prior to his retirement, he served as University Professor and Regents Chair of Engineering at that university. From 1998 to 2006 he served as University Vice President for Technology Development and also served as Dean of the College of Engineering from 1998 to 2005. Prior to those appointments, he had served as President and Chief Executive Officer of Houston

Advanced Research Center, a nonprofit research consortium, for more than five years. He also served as an Adjunct Professor of Electrical Engineering at Rice University for more than five years prior to his appointment with the University of Oklahoma. Dr. Porter is also a director of Electro Scientific Industries, Inc. in Oregon.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

Class B Common Stockholders’ Nominees

The following persons have been nominated as directors to be elected by our Class B Stockholders. The persons named in the Class B Stockholders’ proxies intend to vote the proxies for the election of the nominees named below, unless otherwise specified. Although we do not believe that any of these nominees will become unavailable, if one or more should become unavailable before the meeting, proxies will be voted for another nominee, or other nominees, selected by our board of directors.

Nominee, Age and Position with Stewart	Director Since

Thomas G. Apel, 50, Director	2009
Paul W. Hobby, 50, Director	1989
Malcolm S. Morris, 64, Co-Chief Executive Officer and Chairman of the Board of Directors	2000
Stewart Morris, Jr., 62, Co-Chief Executive Officer, President and Director	2000

Each of these nominees was elected by our Class B Stockholders at our 2010 annual meeting of stockholders.

Mr. Apel currently serves as President of Intrepid Ideas Inc., a product development, technology evaluation and business strategy consulting firm for financial services and real estate finance companies. From 2002 to 2006, Mr. Apel was Chairman and CEO of Centex Title and Ancillary Services, a wholly owned subsidiary of Centex Corporation. From 2006 to September 2009, Mr. Apel served as Chairman and CEO of Adfitech, Inc., the nation’s largest mortgage quality-control outsourcing firm. In May 2009, Adfitech, Inc. filed for bankruptcy together with its parent company, Thornburg Mortgage, Inc. Adfitech, Inc. emerged from bankruptcy in 2010.

Mr. Hobby is founding chairman of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments. He has served since 2004 as the CEO of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and, from 2002 to 2006, as Chairman of CapRock Services, Inc., the largest provider of satellite services to the global energy business. Mr. Hobby previously served on the boards of four publicly traded companies: Coastal Bancorp, Inc. and Aronex Pharmaceutical, Inc. from 1999 through 2001, Amegy Bank of Texas, Inc. from 2002 through 2005, and EGL, Inc. from 2001 through 2007. He currently serves on the board of NRG Energy, Inc., a nonutility power generation company.

Malcolm S. Morris has served as our Chairman of the Board and Co-Chief Executive Officer since 2000 and as our Senior Executive Vice President — Assistant Chairman for more than five years prior to that time. Malcolm S. Morris has also served for more than the past five years as Chief Executive Officer of Stewart Title Guaranty Company and Chairman of the Board of Stewart Title Company.

Stewart Morris, Jr. has served as our President and Co-Chief Executive Officer since 2000 and as our Senior Executive Vice President — Assistant President for more than five years prior to that time. Stewart Morris, Jr. has also served for more than the past five years as President and Chief Executive Officer of Stewart Title Company and Chairman of the Board of Stewart Title Guaranty Company.

Malcolm S. Morris and Stewart Morris, Jr. are first cousins. Matthew W. Morris is the son of Malcolm S. Morris. Acting together, Malcolm S. Morris, Stewart Morris, Jr. and Matthew W. Morris have the power to direct our management and policies. Accordingly, they may be deemed to be “control persons” as such term is used in regulations adopted under the Securities Exchange Act of 1934.

CORPORATE GOVERNANCE

Board of Directors

We are managed by a board of directors comprised of nine members, five of whom are elected by our Common Stockholders and four of whom are elected by our Class B Stockholders. A majority of the members of the board of directors are “independent” within the meaning of the listing standards of the NYSE. These directors are: Catherine A. Allen, Thomas G. Apel, Robert L. Clarke, E. Douglas Hodo, Laurie C. Moore and W. Arthur Porter. The board of directors has determined that none of these directors has any material relationship with us or our management that would impair the independence of their judgment in carrying out their responsibilities to us. In making this determination, the board of directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between us or any of our subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of our last three fiscal years.

Malcolm S. Morris has served as our Chairman of the Board and Co-Chief Executive Officer since 2000. Stewart Morris, Jr. has served as our President and Co-Chief Executive Officer since 2000. As discussed below, Malcolm S. Morris and Stewart Morris, Jr. serve as members of our Executive Committee, which may exercise all of the powers of the board of directors, except those specifically reserved to the board by resolution of the board or applicable law. The Chairman of our Audit Committee, currently Dr. E. Douglas Hodo, serves as our presiding director. As discussed below, Dr. Hodo presides over the regular and any special meetings of our non-management directors. Our non-management directors meet prior to each regularly scheduled board meeting. In light of the Company’s long history as a family-managed business, the extensive experience of Malcolm S. Morris in the Company’s business, including his involvement in the day-to-day operations of the Company and implementation of its long-term strategy, and the balance provided by our appointment of Co-Chief Executive Officers and our use of an Executive Committee and a presiding director, we believe that our current leadership structure, including combining the roles of chief executive officer and chairman, is the best way to ensure the long-term success of the Company.

All of our directors hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. All of our officers hold office until the regular meeting of directors following the annual meeting of stockholders or until their respective successors are duly elected and qualified. Any action by the board of directors requires the affirmative vote of at least six members.

During 2010, the board of directors held four meetings, one retreat, and executed two consents in lieu of meetings. Each director attended each of such meetings, except that at one of such meetings only eight of the nine directors were in attendance. The board of directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Technology Advisory Committee. See “Committees of the Board of Directors” below.

The board of directors has adopted the Stewart Code of Business Conduct and Ethics, Guidelines on Corporate Governance and Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which is available on our website at www.stewart.com/investor-relations/corporate-compliance and in print to any stockholder who requests it. We intend to disclose any amendment to, or waiver under, our Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer by posting such information on our website. Our Guidelines on Corporate Governance and the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee require an annual self-evaluation of the performance of the board of directors and of such committees, including the adequacy of such guidelines and charters. The charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are available on our website at www.stewart.com/investor-relations/corporate-compliance and in print to any stockholder who requests them.

Our Guidelines on Corporate Governance strongly encourage attendance by our directors in person at our annual meetings of stockholders. All of our directors except one attended our 2010 annual meeting of stockholders.

Director Qualifications

Each of our directors is an individual of high character and integrity, with an inquiring mind, and works well with other members of the board and our management team. We believe that the combined experience, qualifications, attributes and skills of our directors provide the Company with excellent leadership, especially in these challenging times. Each director nominee brings a unique background and set of skills to the board, giving the board as a whole competence and experience in a wide variety of areas, including insurance, real estate, technology, strategic planning, corporate governance, executive management, academic, accounting, finance, government and international business. The following is a discussion of the particular experience, qualifications, attributes and skills of each of our director nominees that are considered important by the board.

Catherine A. Allen.  Ms. Allen has extensive knowledge and experience in technology, financial services and public policy, as well as significant corporate management experience. Her company, The Santa Fe Group, and former employer, BITS, are responsible for developing industry best practices in risk management. She also has experience in establishing best practices and standards for information security and fraud prevention.

Robert L. Clarke.  Mr. Clarke has extensive experience in business, government, banking, and legal and regulatory matters.

Dr. E. Douglas Hodo.  Dr. Hodo has extensive experience in administration and finance matters. He has a Ph.D. in economics and finance with over 30 years’ experience in financial risk assessment and analysis as both a consultant and professor.

Laurie C. Moore.  Ms. Moore has a broad understanding of the real estate business developed during a more than 30-year career in the industry. She brings to the board strategic marketing skills, honed as an industry researcher and consultant to top management, and has experience as a founder and top executive of three successful businesses serving the residential brokerage industry. As Executive Director of two residential brokerage CEO groups, she gained functional financial experience, including more than 10 years supervising and coordinating preparation of combined financial summaries for 12 major firms in the real estate industry for CEO peer review. Ms. Moore is invaluable in assessing the subject matter expertise, knowledge, background and experience of potential director nominees.

Dr. W. Arthur Porter.  Dr. Porter has extensive knowledge and experience in technology and intellectual property matters. Dr. Porter also has significant administrative and board experience.

Thomas G. Apel.  Mr. Apel has significant knowledge of and experience in the mortgage industry. Mr. Apel also has extensive experience in technology and start-up businesses.

Paul W. Hobby.  Mr. Hobby has extensive experience in private equity and mergers and acquisitions, as well as significant experience in public affairs.

Malcolm S. Morris.  Malcolm S. Morris has over 40 years of experience in the title insurance industry and has served as President of the Texas Land Title Association and the American Land Title Association. Trained in the Company since 1956, he has intimate knowledge of the Company and its legal and regulatory matters. He has a J.D. and an MBA with a focus on finance and banking.

Stewart Morris, Jr. Stewart Morris, Jr. has over 40 years of experience in the title insurance industry and has intimate knowledge of the Company. Stewart Morris, Jr. is also an expert in real estate information technology, including technologies related to productivity, e-commerce and settlement services.

For additional information regarding the background and experience of our director nominees, please see each nominee’s biographical information under Proposal No. 1.

Risk Oversight

The board has ultimate responsibility for protecting stockholder value. Among other things, the board is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and monitoring and measuring management’s performance in implementing the strategy. The board works with its committees and management to effectively implement its risk oversight role.

The Audit Committee, with the assistance of management, oversees the risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and our liquidity requirements and other exposures to financial risk. The Audit Committee reviews with management, internal auditors, and external auditors the accounting policies, the system of internal controls and the quality and appropriateness of disclosure and content in the financial statements or other external financial communications. The Audit Committee, with the assistance of our legal department and human resources department, also performs oversight of our various conduct and ethics programs and policies, including the Stewart Code of Business Conduct and Ethics, reviews these programs and policies to assure compliance with applicable laws and regulations and monitors the results of our compliance efforts. To the extent the Audit Committee identifies any material risks or related issues, the risks or issues are addressed with the full board.

The Compensation Committee, with the assistance of management, oversees risks associated with our compensation programs and policies. To the extent the Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full board.

Advisory Directors

In addition to the directors elected by our Common Stockholders and Class B Stockholders, from time to time our board of directors appoints advisory directors to supplement the experience and expertise of our elected directors. Our advisory directors receive notice of and regularly attend meetings of our board of directors and committees on which they serve as non-voting members. They provide valuable insights and advice to us and participate fully in all deliberations of our board of directors but are not included in quorum and voting determinations. Advisory directors receive the same compensation for their services as our elected directors receive.

Committees of the Board of Directors

The board of directors of the Company has the following committees: Executive, Audit, Nominating and Corporate Governance, Compensation and Technology Advisory.

Executive Committee.  The Executive Committee may exercise all of the powers of the directors, except those specifically reserved to the board of directors by law or resolution of the board of directors. Malcolm S. Morris, Stewart Morris, Jr. and Paul W. Hobby serve as the members of the Executive Committee. Stewart Morris, as an advisory director, is also a member of the Executive Committee. During 2010, the Executive Committee held three meetings, at which all members were present, and executed 26 consents in lieu of meetings.

Audit Committee.  It is the Audit Committee’s duty to assist the board of directors in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to appoint or replace our independent auditors. The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is available on our website at www.stewart.com/investor-relations/corporate-compliance. The Audit Committee is comprised of Dr. E. Douglas Hodo (Chair), Thomas G. Apel, Robert L. Clarke and Laurie C. Moore. During 2010, the Audit Committee held eight meetings, at which all members were present. Each of the members of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the Securities Exchange Act of 1934, and the board of directors has determined that Dr. Hodo is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. No member of our Audit Committee serves on the audit committees of more than three public companies. The Audit Committee has the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence, and has discussed KPMG LLP’s independence with KPMG LLP.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is comprised of Dr. W. Arthur Porter (Chair) and Laurie C. Moore, each of whom is “independent” as that term is defined in the listing standards of the NYSE. Governor Frank Keating, as an advisory director, also participates in meetings of the Nominating and Corporate Governance Committee. It is the Nominating and Corporate Governance Committee’s duty to (i) recommend to our board of directors nominations of persons for election by our Common Stockholders to our board of directors, (ii) create procedures for identification of nominees, (iii) consider and recommend to the board of directors criteria for nomination to our board of directors, (iv) receive and consider nominations submitted by our stockholders, (v) review and make recommendations with respect to director compensation, and (vi) oversee the self-evaluation of the board of directors and the Compensation Committee’s evaluations as to the performance of management as reported to the board of directors. The Nominating and Corporate Governance Committee held four meetings during 2010, at which all members were present. Our Nominating and Corporate Governance Committee’s charter is available on our website at www.stewart.com/investor-relations/corporate-compliance.

Our Guidelines on Corporate Governance require that a majority of the nine members of our board of directors be “independent” as that term is defined in the rules of the NYSE. As described above, a majority of our current board of directors is “independent” under the filing standards of the NYSE. Those Guidelines also provide that the Nominating and Corporate Governance Committee shall be guided by the following principles:

•	Each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategic or policy-setting level, or otherwise possess a high level of specialized expertise, and the ability to work well with others. Special expertise or experience that will augment the board of directors’ expertise is particularly desirable.

•	Each director should have sufficient time available to devote to our affairs to carry out the responsibilities of a director and, absent special circumstances, no director should simultaneously serve on the boards of directors of more than three public companies. Directors are qualified for service on the board of directors only if they are able to make a commitment to prepare for and attend meetings of the board of directors and its committees on a regular basis.

•	Each independent director should be free of any significant conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director.

•	Directors to be nominated for election by our Common Stockholders should not be chosen as representatives of a constituent group or organization. Each should utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group.

The board does not have a formal policy with respect to board nominee diversity. In recommending proposed nominees to the full board, the Nominating and Corporate Governance Committee is charged with building and maintaining a board that has an ideal mix of talent and experience to achieve our business objectives in the current environment. In particular, the Nominating and Corporate Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to us, and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us.

In recent years, vacancies occurring in our board of directors have been filled by advisory directors whose experience and expertise have contributed significantly to the deliberations of the board of directors and who meet the criteria set forth above.

Directors should have an equity ownership in us. Toward that end, each non-employee director is paid a portion of his or her director’s fees in our Common Stock pursuant to our 2005 Long-Term Incentive Plan, or any successor plan, but only to the extent permitted by law and the Corporate Governance Standards of the NYSE.

Pursuant to our By-Laws, the Nominating and Corporate Governance Committee will accept and consider nominations by stockholders of persons for election by our Common Stockholders to our board of directors. To be considered for nomination at our 2012 annual meeting of stockholders, stockholder nominations must be received by us no later than February 15, 2012. Persons wishing to submit the names of candidates for consideration by the Nominating and Corporate Governance Committee may write to the Nominating and Corporate Governance Committee in care of Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Any such submission should include the candidate’s name, credentials, contact information and consent to be considered as a candidate. The person proposing the candidate should include his or her contact information and a statement of his or her share ownership, including the number of shares and the period of time the shares have been held.

Compensation Committee.  It is the duty of the Compensation Committee to review and recommend to the board of directors the compensation of our executive officers. The Compensation Committee is comprised of Robert L. Clarke (Chair), Catherine A. Allen and Dr. W. Arthur Porter. Governor Frank Keating, as an advisory director, also participates in meetings of the Compensation Committee. During 2010, the Compensation Committee held five meetings, at which all members were present. Our board of directors has determined that each member of our Compensation Committee is “independent” as that term is defined in the rules of the NYSE.

The Compensation Committee functions pursuant to its charter, which is available on our web site at www.stewart.com/investor-relations/corporate-compliance. Under its charter, the Compensation Committee is charged with establishing and monitoring the basic philosophy and policies governing the compensation of our executive officers and senior managers. The Compensation Committee makes recommendations to the board of directors with respect to compensation, incentive compensation plans and equity-based plans.

The Compensation Committee’s specific duties and responsibilities include, but are not limited to, the following:

•	Review and approve the goals and objectives relevant to the compensation of the Co-Chief Executive Officers, evaluate the Co-Chief Executive Officers’ performance in light of those goals and objectives, and recommend to the board of directors the Co-Chief Executive Officers’ compensation levels based upon this evaluation.

•	Administer the stock-based compensation plans that we have adopted (or may adopt).

•	Review and approve employment, severance and change-in-control agreements with our executive officers.

•	Review the overall compensation structure for all employees and make recommendations to the board of directors with respect to non-Chief Executive Officer compensation, incentive compensation plans and equity-based plans.

•	Retain at its discretion and on behalf of the Company one or more firms that specialize in officer compensation to compare compensation we pay to our officers to compensation paid by competitors.

•	Produce an annual report on executive compensation for inclusion in the proxy statement as the Compensation Discussion and Analysis section.

•	Annually review and reassess the adequacy of its charter and recommend any proposed changes to the board of directors for approval.

•	Annually perform an evaluation of its performance to determine whether the Compensation Committee is functioning effectively and report its conclusions to the board of directors.

Technology Advisory Committee.  It is the Technology Advisory Committee’s duty to review, evaluate, monitor and provide feedback on technology-related matters, including assisting the board and management in identifying emerging trends in technology that may present strategic opportunities or that can help the Company achieve its goals and priorities. The Technology Advisory Committee is comprised of Thomas G. Apel (Chair), Catherine A. Allen and Paul W. Hobby. Matthew W. Morris, as an advisory director, is also a member of the Technology Advisory Committee. During 2010, the Technology Advisory Committee met four times, at which all members were present.

The Technology Advisory Committee’s specific duties and responsibilities include, but are not limited to, reviewing and providing guidance on the following:

•	Technology strategies of the Company primarily maintained by the IT divisions.

•	Matters relating to information security, IT controls, business continuity, disaster recovery and other risk management activities.

•	Measurement and tracking systems important to successful innovation, project and technology development, and risk management.

•	The creation of, maintenance of, and sunsetting of technology products, services, and production.

•	Opportunities to partner and integrate technology with others in the industry to meet the needs of the market place by customer segment (lender, builder, realtor, commercial owner, title agent).

•	The Company’s competitiveness, including the effectiveness of its technological efforts and investments in developing new products and businesses, and exploring new business opportunities by customer segment.

•	Future trends in technology that may affect the Company’s strategic plans, including monitoring of overall industry trends.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Clarke and Porter and Ms. Allen served on the Compensation Committee. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Sessions of Non-Management Directors

Our non-management directors, all of whom are independent, with the exception of Paul W. Hobby, meet at regularly scheduled sessions without management. Our Audit Committee’s Chairman serves as the presiding director at those sessions. Persons wishing to communicate with our non-management directors may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Persons wishing to communicate with our other directors may do so by writing in care of Corporate Secretary, Stewart Information Services Corporation, at the same address.

EXECUTIVE OFFICERS

The following table sets forth the name and positions of our executive officers as of March 1, 2011:

Malcolm S. Morris	Chairman of the Board and Co-Chief Executive Officer
Stewart Morris, Jr.	President and Co-Chief Executive Officer
Matthew W. Morris	Senior Executive Vice President
J. Allen Berryman	Chief Financial Officer, Secretary, Treasurer, and Principal Financial Officer
E. Ashley Smith	Executive Vice President — Chief Legal Officer
Michael B. Skalka	President — Stewart Title Guaranty Company

Below is biographical information for our executive officers:

Malcolm S. Morris.  Malcolm S. Morris, 64 years old, has over 40 years of experience in the title insurance industry and has served as President of the Texas Land Title Association and the American Land Title Association. Trained in the Company since 1956, Malcolm S. Morris has intimate knowledge of the Company and its legal and regulatory matters, and has served as an officer of the Company for more than the past five years. Mr. Morris has a J.D. and an MBA with a focus on finance and banking. Malcolm S. Morris and Stewart Morris, Jr. are first cousins. Matthew W. Morris is the son of Malcolm S. Morris.

Stewart Morris, Jr. Stewart Morris, Jr., 62 years old, has over 40 years of experience in the title insurance industry and has intimate knowledge of the Company. Stewart Morris, Jr. is also an expert in real estate information technology, including technologies related to productivity, e-commerce and settlement services, and has served as an officer of the Company for more than the past five years. Stewart Morris, Jr. and Malcolm S. Morris are first cousins. Matthew W. Morris is the son of Malcolm S. Morris.

Matthew W. Morris.  Matthew W. Morris, 39 years old, is Senior Executive Vice President of Stewart Information Services Corporation, Stewart Title Guaranty Company and Stewart Title Company, and President of Stewart Professional Solutions (SPS), the business group in the Company aligned to provide best-in-class support services to affiliates. Mr. Morris has served as an officer of the Company for more than the past five years. Previously, Mr. Morris served as Senior Vice President of Planning & Development for the Company, overseeing Mergers and Acquisitions, Multicultural Markets, Stewart Specialty Insurance and Marketing & Communications. Mr. Morris received his BBA in Organizational Behavior and Business Policy from Southern Methodist University and his MBA from the University of Texas with a concentration in Finance. Matthew W. Morris is the son of Malcolm S. Morris. Malcolm S. Morris and Stewart Morris, Jr. are first cousins.

J. Allen Berryman.  J. Allen Berryman, 53 years old, has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since September 2008. From January 2006 through August 2008, Mr. Berryman served as Vice President — Finance of Contract Research Solutions, Inc., d/b/a Cetero Research , one of the world’s largest providers of early clinical trial and bioanalytical laboratory services to pharmaceutical, biotechnology and genetic drug companies. From 2002 through 2005, Mr. Berryman was Chief Financial Officer of Retriever Payment Systems, a nationwide provider of credit, debit and other card processing services to merchants.

E. Ashley Smith.  E. Ashley Smith, 64 years old, is Executive Vice President and Chief Legal Officer of the Company and has served as an officer of the Company for the past five years. Mr. Smith maintains a 39-year resume in securities law, corporate governance, administrative law, governmental affairs and real estate. Prior to his joining Stewart, Mr. Smith served as Vice Chancellor for the University of Texas System, and was previously President and CEO of The Institute for Rehabilitation and Research. Mr. Smith holds a bachelor’s degree in economics and a J.D. from the University of Texas at Austin, and a master of laws degree in international and environmental law from the University of Houston, as well as an MBA from the University of St. Thomas. Mr. Smith currently serves as Director Emeritus of Bio-Houston and also serves on the board of the American Leadership Forum.

Michael B. Skalka.  Michael B. Skalka, 59 years old, is President of Stewart Title Guaranty Company, Chairman of Stewart Title Guaranty de México, S.A. de C.V., Chairman of Stewart Title Limited and Chairman and Chief Executive Officer of Stewart Title Insurance Company. In these positions, he directs and oversees the Company’s worldwide underwriting activities. Mr. Skalka joined the Company in 1988 and has more than 30 years of experience in the title insurance and real estate industries. Mr. Skalka received his B.A. degree from C.W. Post College of Long Island University and his J.D. from Chicago-Kent College of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company is committed to responsible compensation practices and structures. To that end, our Compensation Committee has designed a compensation program that (a) provides the Company’s Co-Chief Executive Officers with rewarding but equitable pay packages, (b) is focused on pay for performance and (c) is implemented without employment agreements or change in control agreements for any of our named executive officers.

Equitable Pay Packages for our Co-Chief Executive Officers.  In light of the Company’s long history as a family-managed business, the Compensation Committee generally employs a compensation philosophy of fairness, rather than focusing on maintaining the compensation of our Co-Chief Executive Officers at market levels. At the same time, the Compensation Committee strives to maintain associate satisfaction and morale and to attract high-quality talent. As a result, our Co-Chief Executive Officers earn an equitable pay package that, when combined with their family position and Class B stock ownership, serves as sufficient incentive for their efforts and continues to align their interests with those of our stockholders. The following charts highlight the equitable pay packages for our Co-Chief Executive Officers relative to our peer group, the components of which are discussed in more detail below:

Ranked Peer CEO Compensation

Note: Data based on reported 2009 CEO compensation.

Five Year CEO Compensation

Note: Data for 2010 for our peer group is not yet available.

Pay for Performance.  The Compensation Committee believes that executive compensation should be tied to financial and operational performance. In general, annual bonuses for certain executive officers are contingent upon the achievement of targeted levels of consolidated income (before taxes and noncontrolling interests) of Stewart Title Guaranty Company, our principal title underwriter (“Guaranty”). In each of 2007, 2008 and 2009, Guaranty had a loss and therefore none of the Company’s executive officers were paid a bonus under this formula-based bonus plan. In 2010, as discussed further below, each of Malcolm S. Morris, Stewart Morris, Jr. and Matthew W. Morris earned a bonus based upon Guaranty’s consolidated income. In 2007, 2008, 2009 and 2010, the board determined to award certain executives discretionary bonuses in consideration of their successful implementation of various strategic objectives, which were designed to have a positive long-term impact on our financial performance and included action items that extended our debt maturities and simplified our capital structure, reduced our costs and improved our liquidity, expanded our market share and improved our operational efficiency. These various objectives are discussed in more detail below and in our prior annual meeting proxy statements. As the financial and real estate markets recover, we believe the accomplishment of these objectives in recent years will accelerate the Company’s return to profitability in future years. In sum, our Compensation Committee is focused on tying executive compensation to tangible performance and operational objectives that will increase stockholder value.

The following chart highlights our improving total shareholder return in our most recent year:

Total Shareholder Return

Absence of Employment Agreements and Change in Control Agreements.  Our Compensation Committee believes that our executives are adequately compensated through our existing compensation programs and that the entry into any employment agreement or change in control agreement, or the provision of any other similar severance arrangement, is unnecessary and inconsistent with the Company’s commitment to reasonable compensation practices and structures.

Objectives of our Compensation Programs

We were founded in 1893 by the sons of Judge William H. Stewart and have been managed by his lineal descendants, including the Morris family, since that time. At the time of our initial public offering in 1972, our capital stock was divided into two classes, with the Stewart family owning all of the outstanding shares of Class B Common Stock, which entitles them to elect a certain number of directors depending upon the number of shares of Class B Common Stock that they hold. Currently, Malcolm S. Morris, Stewart Morris, Jr. and Matthew W. Morris own a sufficient number of shares of Class B Common Stock to enable them to elect four of our nine directors. Because the vote of six directors is required to take action, at least one of the four directors elected by the Morrises must vote with the directors elected by our Common Stockholders for our board of directors to take action.

As discussed above, the Compensation Committee has historically employed a compensation philosophy of fairness, rather than focusing on retaining its Co-Chief Executive Officers. The Compensation Committee’s compensation philosophy is intended to maintain associate satisfaction and morale by assuring that the compensation of executive officers, particularly the Co-Chief Executive Officers, is not out of line with that of key employees and other associates. As a result of this focus on internal pay equity, in some years the compensation of one or more key employees has exceeded the compensation of our Co-Chief Executive Officers. The Compensation Committee believes that our historical compensation programs achieved the goal of fairness, even though it resulted in below-market compensation for our Co-Chief Executive Officers. However, in late 2009, in connection with its annual review of executive compensation, the Compensation Committee determined that the below-market compensation of our Co-Chief Executive Officers was potentially affecting our ability to attract top executive talent and retain our current key employees and was also creating wage compression issues internally. Because of these structural issues and in light of the management team’s successful implementation of certain strategic initiatives in 2009, the Compensation Committee recommended, and the board of directors approved, an increase in 2010 compensation for certain executives and key employees, including the Co-Chief Executive Officers.

In January 2011, the Compensation Committee retained Equilar to provide the Company with a comparative analysis of the compensation paid to its executives against a group of peer companies with similar market capitalizations that provide diversified financial services. The companies included in the peer group are: CNA Surety Corp., MGIC Investment Corp., PMI Group, Radian Group Inc. and United Fire and Casualty Company. The analysis performed by Equilar confirmed that the compensation of our Co-Chief Executive Officers remained below market.

The Compensation Committee also follows a policy, begun in 1985, of equalizing the compensation packages of the Co-Chief Executive Officers. The Compensation Committee believes that this policy has served us well by eliminating a possible source of friction between the Co-Chief Executive Officers. The Compensation Committee’s compensation philosophy also considers the cyclical nature of our business, which is strongly influenced by prevailing mortgage interest rates and the U.S. real estate market.

In connection with implementing its compensation philosophy, the Compensation Committee regularly consults with the Co-Chief Executive Officers for the purpose of assuring that executive compensation programs do not distort our overall compensation structure, resulting in discontent among our key employees and other associates. The Compensation Committee also works with the Co-Chief Executive Officers to structure their compensation programs and those of our other executive officers to make the compensation programs tax efficient and accommodate their personal tax planning.

Elements of Compensation

The principal elements of compensation for our executive officers are (i) salary, (ii) an annual bonus, and (iii) equity awards, which have historically taken the form of fully vested 10-year stock options with exercise prices equal to the closing market price of our Common Stock on the grant date. In 2007, our 2005 Long-Term Incentive Plan was amended to permit us to make restricted and unrestricted stock grants. Beginning in 2008, the Compensation Committee started using restricted stock grants, rather than stock options, as the equity award component of our compensation packages. For a discussion of the compensation of our Co-Chief Executive Officers, please see the discussion below under “— Compensation of Our Co-Chief Executive Officers.”

During 2010, our management team completed several strategic objectives that we believe will have a positive long-term impact on our financial and operational performance. Specifically, our Co-Chief Executive Officers completed several initiatives designed to increase our revenues and profitability, optimize our operational efficiency and associate effectiveness, and improve our customer experience. Matthew W. Morris, Senior Executive Vice President, was responsible for the implementation of our shared services organization that resulted in significant cost reductions and operational efficiencies and the implementation of our risk management plan, and he completed several initiatives designed to improve our service levels and management reporting. Michael B. Skalka, President of Stewart Title Guaranty Company, was responsible for the design and implementation of a new software application that improved the profitability of our international division. J. Allen Berryman, our Chief Financial Officer, was responsible for the consolidation of our financial services and the issuance of convertible debentures that enabled the Company to eliminate its bank debt. E. Ashley Smith, Executive Vice President and Chief Legal Officer, was responsible for the elimination of our auction rate securities from the Company’s books. After considering the foregoing strategic accomplishments, the board of directors determined to pay our executive officers discretionary bonuses as discussed further below.

Salary.  Through 2009, the salaries of our executive officers were kept relatively stable. However, in 2010, to reward certain of our executive officers for the previous successful implementation of various strategic objectives and to address below-market compensation and wage compression issues, the salaries of certain of our executive officers were increased for 2010. Base salaries for our executive officers were set at the following amounts for 2010: $250,000 for J. Allen Berryman; $500,000 for Michael B. Skalka (which included a guaranteed bonus of $150,000); $275,000 for Matthew W. Morris; and $300,000 for E. Ashley Smith. Notwithstanding the analysis prepared by Equilar in January 2011 indicating that certain of our executives are paid below market, the Compensation Committee has determined not to increase the executives’ base salary amounts for 2011 as the Compensation Committee remains focused on performance-based compensation and internal pay equity. The salaries of our Co-Chief Executive Officers are discussed below under “— Compensation of Our Co-Chief Executive Officers.”

Annual Bonus.  We have historically paid cash bonuses to certain of our executive officers under formulas based upon the consolidated income (before taxes and noncontrolling interests) of Guaranty. As discussed above, in each of 2007, 2008 and 2009, Guaranty had a loss and therefore none of our executive officers were paid a bonus under this formula-based bonus plan. In 2010, Guaranty had consolidated income (before taxes and noncontrolling interests) of approximately $12,688,200. Under the 2010 bonus formulas, (a) our Co-Chief Executive Officers were entitled to a bonus equal to 1% of the first $20 million of Guaranty’s consolidated income, 0.75% of the next $20 million of income, 0.50% of the next $20 million of income, and 0.35% of income over $60 million, and (b) Matthew W. Morris, our Senior Executive Vice President, was entitled to a bonus equal to 0.30% of the first $100 million of Guaranty’s consolidated income and 0.20% of income over $100 million. As a result, in 2010, Malcolm S. Morris and Stewart Morris, Jr. earned a formula-based bonus of $126,882 each, and Matthew W. Morris earned a formula-based bonus of $38,065. None of our other named executive officers were entitled to a bonus under this formula-based plan.

Our executive officers may receive discretionary cash bonuses from time to time upon approval by our board of directors. For 2010, in consideration of the successful implementation of the various individual objectives discussed above, our board determined to award discretionary bonuses to our named executive officers in the following amounts: $100,000 to Malcolm S. Morris; $100,000 to Stewart Morris, Jr.; $150,000 to J. Allen Berryman; $150,000 to Matthew W. Morris; and $50,000 to E. Ashley Smith.

Equity Awards.  In March 2011, the Company granted an aggregate of 37,000 shares of restricted stock to the named executive officers under the 2005 Long-Term Incentive Plan. These stock awards vest 20 percent each year over five years from the date of grant. In addition, our board determined to award an aggregate of 51,000 shares of unrestricted stock to our named executive officers for their successful implementation of the previously discussed individual objectives in 2010. These awards are intended to further align the interests of our executives with those of our stockholders.

Other.  As disclosed in our Summary Compensation Table under “All Other Compensation,” and the accompanying footnotes, we provide certain perquisites to our executive officers, including home security, tax and financial planning, country club dues, and company cars or car allowances. These perquisites have been provided for many years, and we believe them to be reasonable as to type and amounts.

Compensation of Our Co-Chief Executive Officers

Salary and Annual Bonus

For 2011, the Compensation Committee has determined to not increase the Co-Chief Executive Officers’ base salary amounts, which will remain at $305,000. Our Co-Chief Executive Officers participate in our annual bonus plan together with certain other executive officers. See discussion above.

Incentive Awards

In 2008, the Compensation Committee partially revised its compensation strategy for our Co-Chief Executive Officers by deciding to use restricted stock grants, rather than stock options, as a part of their compensation packages and by approving the 2008 Strategic Incentive Pool Plan, which is described below.

Restricted Stock Grants.  These are equity awards that replaced the option grants used in previous years to supplement the cash component of compensation of our Co-Chief Executive Officers. While the grants are taxable to the receiving executive, they advance our concept of management equity ownership generally and align the interests between our Co-Chief Executive Officers and holders of our Common Stock. While the taxability of stock grants may result in modest sales of our stock by our Co-Chief Executive Officers in order to fund their personal tax liabilities, the concept of direct ownership and clear and transparent reporting for financial statement purposes seems to the Compensation Committee to be preferable to the volatility of stock option valuations, particularly in light of the current economic environment and its impact on our Common Stock. For additional information, see discussion of equity awards above.

Strategic Incentive Pool Plan.  The Compensation Committee and the board of directors approved in 2008, and our stockholders subsequently approved in 2009, a 34-month cash incentive plan tied to quantifiable measures in each of the several areas chosen by the board of directors and management as long term and strategic in nature. This Strategic Incentive Pool Plan (“SIPP”) is intended to provide long-term incentives during these challenging times in the real estate and title insurance business cycles. The contraction in the housing market has created an operational imperative to right-size employee counts and centralize operating expenses. While that type of nimble, reactive management is necessary at times, the Compensation Committee seeks to counterbalance that reality with long-term objectives consistent with the board of directors’ and management’s vision for the Company.

The total amount available for distribution to the Co-Chief Executive Officers under the SIPP is the cash equivalent of the fair market value, as of December 31, 2010, of 50,000 shares of the Company’s Common Stock. Subject to certain conditions and to the extent each of the three equally weighted and independent targets set out under the cash incentive plan are achieved, the cash award would be made in equal amounts to each of the Co-Chief Executive Officers. At least half of the after-tax cash received by each Co-Chief Executive Officer must be invested in the Company’s Common Stock within 90 days of the award.

The targets under the SIPP are: (i) increasing our market share of U.S. commercial business to 15% as of December 31, 2010, (ii) increasing our revenues from international business to $158,376,000 for the year ended December 31, 2010, and (iii) using our internally developed production engine technology for at least 31% of the title orders processed by the Company for the year ended December 31, 2010. Each measure is independent and eligible for one-third of the award. To the extent a strategic measure’s threshold is achieved at less than 100% but at the minimum of 80%, there will be a proportionate reduction in the cash award from the 100% level. Targets met at less than 80% are not eligible for their respective one-third of the cash award. If more than 100% of a target is achieved, the percentage points in excess of 100% achieved for such target shall be allocated to one or more of the other targets, but only if such other target is achieved at the 80% level before giving effect to such allocation and provided that no more than 10 percentage points may be reallocated to any target. The Compensation Committee believes that the achievement of the strategic measures under the cash incentive plan will significantly enhance the value of the Company.

Based upon information currently available, we believe the commercial market share SIPP target will be achieved. However, the Company’s final performance under the commercial market share target will be not be reviewed and certified by the Compensation Committee, and no payouts under the SIPP will be made, until May 2011, after the final market share data for 2010 becomes available. For the benefit of our stockholders, the compensation disclosures in this proxy statement assume the commercial market share target is achieved. The Company’s performance under the other SIPP targets, as reviewed and certified by the Compensation Committee, is as follows: (i) the Company increased its revenues from international business to approximately $108,333,000 for the year ended December 31, 2010, and (ii) the Company used its internally developed production engine technology for 59% of title orders processed by the Company for the year ended December 31, 2010. As a result, and assuming the commercial market share target is achieved, the Company achieved two of the three SIPP targets. As a result, the total amount available for distribution under the SIPP, based upon the fair market value per share of the Company’s Common Stock at December 31, 2010, which was $11.53, is equal to $384,333, which amount will be split equally between the Co-Chief Executive Officers.

Elements of Post-Termination Compensation and Benefits

In 1986, we entered into an agreement with each of Malcolm S. Morris and Stewart Morris, Jr. pursuant to which the executive officer or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of $133,333 to each of them. For purposes of such agreements, each beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a beneficiary’s employment with us is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a beneficiary under certain insurance policies we currently maintain will reduce payments due to such beneficiary or his designee under his deferred compensation agreement. The Compensation Committee has no plans to propose any additional defined benefit plans for its executive officers.

Our executive officers also participate in our defined contribution (401(k)) plan on the same terms as our other associates.

Limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code have had no effect on our compensation programs for executive officers because we have never exceeded those limits.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table summarizes compensation information for each of our named executive officers for the three years ended December 31, 2010.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

Malcolm S. Morris	2010	305,000	100,000	390,520	319,049	114,000	31,707	1,260,276
Chairman of the Board and	2009	253,750	200,000	357,240	—	107,000	30,802	948,792
Co-Chief Executive Officer	2008	225,000	—	349,560	—	99,000	39,062	712,622
Stewart Morris, Jr.	2010	305,000	100,000	390,520	319,049	99,000	18,939	1,232,508
President and	2009	253,750	200,000	357,240	—	93,000	58,343	962,333
Co-Chief Executive Officer	2008	225,000	—	349,560	—	87,000	27,476	689,036
J. Allen Berryman(5)	2010	250,000	150,000	181,640	—	—	7,400	589,040
Executive Vice President and	2009	250,000	150,000	224,540	—	—	7,600	632,140
Chief Financial Officer, Secretary and Treasurer	2008	87,333	37,500	—	—	—	2,972	127,805
Michael B. Skalka(6)	2010	500,000	—	243,560	—	—	34,700	778,260
President — Stewart Title Guaranty Company	2009	500,000	25,000	125,412	—	—	11,400	661,812
Matthew W. Morris	2010	275,000	150,000	218,380	38,065	—	11,200	692,645
Senior Executive Vice	2009	200,000	175,000	270,460	—	—	11,450	656,910
President	2008	200,000	100,000	233,040	—	—	15,000	548,040
E. Ashley Smith	2010	300,000	50,000	96,600	—	—	8,500	455,100
Executive Vice President and	2009	300,000	50,000	54,480	—	—	8,400	412,880
Chief Legal Officer	2008	300,000	—	58,260	—	—	11,100	369,360

(1)	Includes salary earned and deferred at the officer’s election and any guaranteed bonus.

(2)	The amounts under “Stock Awards” are comprised of (a) restricted stock awards granted March 9, 2011, which will vest 20 percent each year over five years beginning March 9, 2011, (b) unrestricted stock awards granted March 9, 2011, and (c) restricted stock awards granted March 10, 2010, which will vest 20 percent each year over five years beginning March 10, 2011, each of (a), (b) and (c) was granted for 2010 performance. For additional information regarding these awards, see the table below captioned “Grants of Plan-Based Awards.” For additional information regarding the restricted stock awards, see Note 14 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2010.

(3)	Comprised of formula-based executive bonuses and distributions under the Strategic Incentive Pool Plan (“SIPP”). See “Compensation Discussion and Analysis — Elements of Compensation” and “Compensation Discussion and Analysis — Incentive Awards,” and the table below captioned “Grants of Plan-Based Awards.” With respect to the SIPP, the table above assumes two of the three performance targets were achieved. Certification of, and payout under, the SIPP will not be finalized until May 2011.

(4)	See the following table captioned “All Other Compensation.”

(5)	Mr. Berryman has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since he joined the Company in September 2008.

(6)	Mr. Skalka became a named executive officer in 2009. Mr. Skalka has served in various roles with the Company since 1988 and is currently President of Stewart Title Guaranty Company.

The following table shows the components of the compensation included in column (i) of our Summary Compensation table for the year ended December 31, 2010.

All Other Compensation

	Malcolm S.	Stewart	J. Allen	Michael B.	Matthew W.	E. Ashley
Item	Morris	Morris, Jr.	Berryman	Skalka	Morris	Smith

Other Compensation
Directors’ fees	$4,350	$5,950	—	$3,000	$3,750	—
Life insurance premiums	—	—	—	$23,000	—	—
Restricted stock dividends	$500	$500	$200	$300	$250	$100
Perquisites
Personal use of company-owned auto or car allowance	$8,845	$4,236	$7,200	$8,400	$7,200	$8,400
Home security	$4,200	$2,681	—	—	—	—
Country club dues	$6,710	$5,572	—	—	—	—
Investment and tax planning and tax preparation	$7,102	—	—	—	—	—

	$31,707	$18,939	$7,400	$34,700	$11,200	$8,500

Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based equity and non-equity awards for the year ended December 31, 2010.

Grants of Plan-Based Awards

		Estimated Future
		Payouts Under	All Other	Grant Date
		Non-Equity	Stock Awards:	Fair Value
		Incentive Plan	Number of	of Stock
		Awards	Shares of Stock	and Option
Name	Grant Date	($)(1)(2)	or Units (#)(3)	Awards ($)
(a)	(b)	(d)	(i)	(l)

Malcolm S. Morris	3/9/2011		10,000	115,600
	3/9/2011		12,000	138,720
	4/30/2010	126,882
	3/10/2010		10,000	136,200
	5/1/2009	192,167
Stewart Morris, Jr.	3/9/2011		10,000	115,600
	3/9/2011		12,000	138,720
	4/30/2010	126,882
	3/10/2010		10,000	136,200
	5/1/2009	192,167
J. Allen Berryman	3/9/2011		4,000	46,240
	3/9/2011		7,000	80,920
	3/10/2010		4,000	54,480
Michael B. Skalka	3/9/2011		6,000	69,360
	3/9/2011		8,000	92,480
	3/10/2010		6,000	81,720
Matthew W. Morris	3/9/2011		5,000	57,800
	3/9/2011		8,000	92,480
	4/30/2010	38,065
	3/10/2010		5,000	68,100
E. Ashley Smith	3/9/2011		2,000	23,120
	3/9/2011		4,000	46,240
	3/10/2010		2,000	27,240

(1)	Consists of the annual formula-based bonuses for certain executives as described under “Compensation Discussion and Analysis — Elements of Compensation”. Amounts shown in this column reflect the formula-based bonuses earned for 2010 that are included in column (g) of our Summary Compensation Table.

(2)	Consists of distributions under the SIPP for certain executives as described under “Compensation Discussion and Analysis — Incentive Awards”. With respect to the SIPP, the table above assumes two of the three performance targets were achieved. Certification of, and payout under, the SIPP will not be finalized until May 2011.

(3)	The amounts under “Stock Awards” are comprised of (a) restricted stock awards granted March 9, 2011, which will vest 20 percent each year over five years beginning March 9, 2011, (b) unrestricted stock awards granted March 9, 2011, and (c) restricted stock awards granted March 10, 2010, which will vest 20 percent each year over five years beginning March 10, 2011, each of (a), (b) and (c) was granted for 2010 performance. For additional information regarding the restricted stock awards, see Note 14 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2010.

The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers at December 31, 2010. No named executive officer held unexercisable options at that date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
	Number of				Market
	Securities			Number of	Value of
	Underlying			Shares of	Shares of
	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Price ($)	Date	Vested (#)	Vested ($)
(a)	(b)	(e)	(f)	(g)	(h)

Malcolm S. Morris	25,000	21.87	1/23/2013	10,000	115,600
	25,000	19.10	2/1/2012	10,000	136,200
Stewart Morris, Jr.	25,000	21.87	1/23/2013	10,000	115,600
	25,000	19.10	2/1/2012	10,000	136,200
	25,000	20.01	1/31/2011
J. Allen Berryman				4,000	46,240
				4,000	54,480
Michael B. Skalka	1,800	26.83	12/1/2017	6,000	69,360
	1,600	38.01	6/2/2016	6,000	81,720
	1,500	39.25	6/2/2015
	1,400	32.24	5/21/2014
Matthew W. Morris	1,600	26.83	11/30/2017	5,000	57,800
				5,000	68,100
E. Ashley Smith	1,000	26.83	11/30/2017	2,000	23,120
				2,000	27,240

The following table sets forth certain information regarding the exercise of options and vesting of stock awards by our named executive officers for the year ended December 31, 2010.

Option Exercises and Stock Vested

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)
(a)	(d)	(e)

Malcolm S. Morris	8,628	163,440
Stewart Morris, Jr.	7,420	163,440
J. Allen Berryman	4,195	95,340
Michael B. Skalka	5,042	108,960
Matthew W. Morris	4,786	108,960
E. Ashley Smith	2,746	54,480

Defined Benefit Agreements

In 1986, we entered into an agreement with each of Malcolm S. Morris and Stewart Morris, Jr. pursuant to which the executive officer or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of $133,333 to each of them. For purposes of such agreements, each beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a beneficiary’s employment with us is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a beneficiary under certain insurance policies will reduce payments due to such beneficiary or his designee under his agreement. We have paid no premiums on these policies since 2001.

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for the year ended December 31, 2010.

Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate	Aggregate
	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)
(a)	(b)	(d)	(e)	(f)

Malcolm S. Morris	—	572	—	476,835
Stewart Morris, Jr.	—	22,966	(34,114)	526,536
J. Allen Berryman	—	—	—	—
Michael B. Skalka	—	9,836	—	77,264
Matthew W. Morris	—	—	—	—
E. Ashley Smith	—	—	—	—

The Company sponsors a defined contribution plan in which all employees who have completed 90 days of service are eligible to participate. In general, a participant in the defined contribution plan may elect to defer, on a pretax or Roth after-tax basis, a specified percentage of their compensation, subject to certain limitations under the Internal Revenue Code (“IRC”). Contributions by participants whose compensation is in the highly compensated group of employees are subject to certain additional limitations under the IRC. Deferred compensation is contributed to a trust managed for the benefit of the participants. Net investment income (loss) is allocated to participants’ accounts daily based upon the proportion that each participant’s account balance bears to the participant account balances in each investment fund. No matching contributions were made in 2010, and no determination has been made whether a discretionary match will be made in 2011.

Pension Plans

The following table summarizes benefits payable and paid to our named executive officers under our defined benefit pension plans as of December 31, 2010. All benefits are fully vested.

Pension Benefits

			Present Value of	Payments During
		Number of Years	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	Credited Service	($)	($)
(a)	(b)	(c)	(d)	(e)

Malcolm S. Morris	Agreement with	40	1,742,000	—
beneficiary
Stewart Morris, Jr.	Agreement with	37	1,521,000	—
beneficiary
J. Allen Berryman	—	—	—	—
Michael B. Skalka	—	—	—	—
Matthew W. Morris	—	—	—	—
E. Ashley Smith	—	—	—	—

Compensation of Directors

Our non-employee directors received fees as follows during the year ended December 31, 2010:

Director Compensation

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
(a)	(b)	(c)	(g)	(h)

Catherine A. Allen	65,700	36,004	4,000	105,704
Thomas G. Apel	82,800	36,004	4,000	122,804
Robert L. Clarke	45,000	77,409	—	122,409
Paul W. Hobby	62,650	36,004	—	98,654
Dr. E. Douglas Hodo	76,500	36,004	—	112,504
Laurie C. Moore	74,700	36,004	—	110,704
Dr. W. Arthur Porter	70,200	36,004	—	106,204

(1)	The annual stock award to directors was valued based on the market value per share of Common Stock at the close of business on the first business day following the 2010 annual meeting of stockholders.

Our directors who are employees receive directors’ fees of $150 per meeting. The compensation of our named executive officers for service on our board of directors or the boards of directors of our subsidiaries is included in “All Other Compensation” in our Summary Compensation Table.

Compensation Committee Report

To the Board of Directors of Stewart Information Services Corporation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with the Company’s management and, based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Robert L. Clarke, Chair
Catherine A. Allen
Dr. W. Arthur Porter

Dated: March 8, 2011

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF
STEWART INFORMATION SERVICES CORPORATION’S
NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis beginning on page 15 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee and the Board of Directors for 2010 with respect to our Co-Chief Executive Officers and other executive officers named in the Summary Compensation Table on page 22 (whom we refer to as the “named executive officers”). The Board of Directors is asking stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Board is asking stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON COMPENSATION OF
STEWART INFORMATION SERVICES CORPORATION’S
NAMED EXECUTIVE OFFICERS

Stockholders may vote on the resolution below regarding how often the Company will conduct a stockholder advisory vote on the compensation of our named executive officers. You may vote on whether you prefer an advisory vote every one, two, or three years, or to abstain.

“RESOLVED, that the stockholders be provided an opportunity for an advisory vote on the compensation of the Company’s named executive officers at the frequency (every one, two or three years) selected by the stockholders.”

The Board recommends a vote every three years. As described in the Compensation Discussion and Analysis, our compensation program is generally designed with a long-term focus. The Board intends that the program be responsive to stockholder concerns, but is concerned that annual or biennial votes on the program could foster a short-term focus and undermine some of the program’s most important features, which are intended to create stockholder value across the economic cycles of our industry.

Furthermore, the Board believes that the Company will be better served by periodic votes on compensation that afford the Board time to understand stockholder concerns and deliberate appropriate responses to these concerns, and allow stockholders time to see responsive changes. In the event an advisory vote indicates any stockholder concern, the Board believes stockholders will be best served if the Board takes the time to understand the issues and thoughtfully develop responsive alternatives.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” A THREE-YEAR INTERVAL ON VOTING ON THE COMPENSATION OF STEWART INFORMATION SERVICES CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF KPMG LLP
AS STEWART INFORMATION SERVICES CORPORATION’S
INDEPENDENT AUDITORS FOR 2011

KPMG LLP served as our principal independent auditors for our fiscal year ended December 31, 2010. Our Audit Committee has reappointed KPMG LLP as our principal independent auditors for our fiscal year ending December 31, 2011. Our stockholders are being asked to vote to ratify the appointment of KPMG LLP. If the stockholders do not ratify the appointment, the Audit Committee will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new independent auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year if it determines that such a change would be in our and the stockholders’ best interests. We expect representatives of KPMG LLP to be present at the meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Audit and Other Fees

The following table sets forth the aggregate fees billed for professional services rendered by KPMG LLP for each of our last two fiscal years:

	Year Ended December 31
	2010	2009

Audit fees(1)	$1,543,659	$1,601,468
Audit-related fees(3)	—	$102,400
Tax fees(2)	$1,260,095	$83,381
All other fees	—	—

(1)	Fees for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years shown.

(2)	Fees for professional services rendered by KPMG LLP primarily for tax compliance, tax advice and tax planning.

(3)	Fees for professional services rendered by KPMG LLP for the convertible debt offering in 2009.

The Audit Committee must pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor. Since May 6, 2003, the effective date of the Securities and Exchange Commission’s rules requiring preapproval of audit and non-audit services, 100% of the services identified in the preceding table were preapproved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the subcommittee will present all decisions to grant preapprovals to the full Audit Committee at its next scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS STEWART INFORMATION SERVICES CORPORATION’S INDEPENDENT AUDITORS FOR 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the board of directors for the general oversight of Stewart’s processes in the following areas: financial accounting and reporting, systems of internal control, audit, and monitoring compliance with laws and regulations and standards for corporate compliance. Stewart’s management has primary responsibility for preparing the consolidated financial statements and for Stewart’s financial reporting process. Stewart’s independent auditors, KPMG LLP, are responsible for expressing an opinion on Stewart’s consolidated financial statements, and whether such financial statements are presented fairly in accordance with U.S. generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Stewart’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in Stewart’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is “independent” as defined under the listing standards of the New York Stock Exchange.

The undersigned members of the Audit Committee have submitted this report:

Dr. E. Douglas Hodo, Chair
Thomas G. Apel
Robert L. Clarke
Laurie C. Moore

Dated: March 3, 2011

CERTAIN TRANSACTIONS

Stewart Morris is the father of Stewart Morris, Jr. and the uncle of Malcolm S. Morris. During the year ended December 31, 2010, Stewart Morris served as an advisory director of the Company, a director of Stewart Title Company and Stewart Title Guaranty Company, and chairman of Stewart Title Company’s executive committee, receiving compensation of approximately $283,000, consisting primarily of salary and bonus.

During 2010, we and our subsidiaries paid approximately $163,000 to the law firm of Morris, Lendais, Hollrah & Snowden, P.C., of which Malcolm S. Morris is a stockholder. In connection with real estate transactions processed by Stewart Title Company, such firm receives legal fees from its clients who are also customers of Stewart Title Company and who select such firm as their counsel.

For many decades, we have maintained a collection of antique and replica carriages for business promotion and entertainment purposes. The carriages have been associated with the Company by its customers and potential customers. They symbolize the tradition, quality and stability of the Company in keeping with our long history.

The Company also maintains approximately 10 horses, which have been trained to safely pull the carriages. When not in use, both the carriages and horses are housed at the Morris Ranch in Wharton, Texas, which is owned by Stewart Morris and Stewart Morris, Jr., and occasionally at their homes and at the home of Malcolm S. Morris in Houston, Texas. The horses and most of the carriages are owned by the Morrises, and both horses and carriages are under separate terminable leases to the Company for no charge other than maintenance expenses. The Company also owns some carriages directly. The Company directly pays third-party vendors for the expenses incidental to maintaining and insuring its horse and carriage assets. These expenses include staff payroll, carriage maintenance, horse training, feed, veterinary services, shoeing, and trucking these assets to the different locations where they are used. These expenses also include maintenance and related utilities for a 14,000-square foot carriage house and stable at the Morris Ranch, where the carriage operation maintains a stable and an office and where the main body of the carriage collection is housed and kept on display for guests. The only payment by the Company to an affiliate is $9,600 per year paid to the Morris Ranch for rental of the Carriage House and non-exclusive pasture rental of 600 acres. Our total expense for maintenance of these assets in 2010 approximated $184,000.

Pursuant to the Stewart Code of Business Conduct and Ethics and the Company’s Code of Ethics for Chief Executive Officers, Principal Financial Officer and Principal Accounting Officer, each of which are available on our web site at www.stewart.com/investor-relations/corporate-compliance (together, the “Codes”), if any director or executive officer has a conflict of interest (direct or indirect, actual or potential) with the Company, such as any personal interest in a transaction involving the Company, the conflict must be fully, fairly and timely disclosed to the Company (either to the Board, the Company’s Compliance Officer, the Company’s Ethics Officer or the Company’s Chief Legal Officer, as provided for by the Codes). Conflicts of interest may include transactions between the Company and the immediate family of a director or executive officer, such as their spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and cohabitants. Any transaction involving an actual and material conflict of interest between the Company and any of its directors or executive officers is prohibited unless approved by the Board. A director with a conflict of interest must recuse himself or herself from participating in any decision to approve any such transaction. Furthermore, any material transaction between the Company and any holder of 5% or more of the Company’s voting securities is also prohibited unless approved by the Board.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

To be included in the proxy statement and form of proxy relating to our 2012 annual meeting of stockholders, proposals of Common Stockholders and Class B Stockholders must be received by us at our principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, by November 24, 2011.

OTHER MATTERS

Our management does not know of any other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

Proxies for our 2012 annual meeting of stockholders may confer discretionary power to vote on any matters that may come before the meeting unless, with respect to a particular matter, (i) we receive notice, by certified mail, return receipt requested, addressed to our Secretary, not later than February 15, 2012, that the matter will be presented at the meeting and (ii) we fail to include in our proxy statement for the meeting advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

We will pay the cost of solicitation of proxies in the accompanying form. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for the proposals described in this proxy statement. We will pay Innisfree a fee for such service, which is not expected to exceed $6,500 plus expenses. In addition to solicitation by use of the mails, certain of our officers or employees, and certain officers or employees of Innisfree, may solicit the return of proxies by telephone, telegram or personal interview.

By Order of the Board of Directors,

J. Allen Berryman
Secretary

March 23, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET http://www.proxyvoting.com/ste Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. STEWART INFORMATION OR SERVICES CORPORATION TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 91023 FOLD AND DETACH HERE Please mark your votes as indicated in this example X FOR WITHHOLD *EXCEPTIONS 1. ELECTION OF DIRECTORS ALL FOR ALL FOR AGAINST ABSTAIN Nominees: 2. Approval of the compensation of Stewart Information Services 01 Catherine A. Allen Corporation’s named executive officers (Say-on-Pay). 02 Robert L. Clarke 03 Dr. E. Douglas Hodo EVERY EVERY 04 Laurie C. Moore EVERY TWO THREE YEAR YEARS YEARS ABSTAIN 05 Dr. W. Arthur Porter 3. Vote on the frequency of the Say-on-Pay vote. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) FOR AGAINST ABSTAIN *Exceptions 4. Ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2011. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement. Mark Here for Address Change RESTRICTED AREA — SCAN LINE or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116 SIGNATURE: DATE: TIME:

You can now access your Stewart Information Services Corporation account online. Access your Stewart Information Services Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Stewart Information Services Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report on Form 10-K are available at: http://www.stewart.com/2011AnnualMeeting FOLD AND DETACH HERE PROXY STEWART INFORMATION SERVICES CORPORATION PROXY VOTING INSTRUCTIONS ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2011 The undersigned appoints Ken Anderson, Jr. and E. Ashley Smith, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 29, 2011, or at any adjournment thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of the compensation of Stewart Information Services Corporation’s named executive officers, FOR an advisory vote on the compensation of Stewart Information Services Corporation’s named executive officers every three years, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2011. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 RESTRICTED AREA — SCAN LINE (Continued and to be marked, dated and signed, on the other side) 91023 RESTRICTED AREA — SIGNATURE LINES

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time two days prior to the shareholder meeting date. STEWART INFORMATION SERVICES CORPORATION INTERNET http://www.proxyvoting.com/stc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. FOLD AND DETACH HERE Please mark your votes as indicated in this example X FOR WITHHOLD *EXCEPTIONS The undersigned, as a named fiduciary for voting purposes, hereby ALL FOR ALL FOR AGAINST ABSTAIN directs Wells Fargo Bank, N.A., as Trustee for the Company’s 401(k) Salary Deferral Plan, to vote all shares of common stock of Stewart 1. ELECTION OF DIRECTORS Information Services Corporation allocated to my account as of March 1, 2. Approval of the compensation of 2011, as directed. IF NOT OTHERWISE SPECIFIED, the shares will be Stewart Information Services voted FOR each of the nominees, FOR the approval of the Nominees: Corporation’s named executive compensation of Stewart Information Services Corporation’s 01 Catherine A. Allen officers (Say-on-Pay). named executive officers, FOR an advisory vote on the 02 Robert L. Clarke EVERY EVERY compensation of Stewart Information Services Corporation’s EVERY TWO THREE named executive officers every three years, and FOR ratification 03 Dr. E. Douglas Hodo YEAR YEARS YEARS ABSTAIN of the appointment of KPMG LLP as Stewart Information Services 04 Laurie C. Moore 05 Dr. W. Arthur Porter Corporation’s independent auditors for 2011. As noted in the 3. Vote on the frequency accompanying proxy statement, receipt of which is hereby acknowledged, of the Say-on-Pay vote. if any of the listed nominees becomes unavailable for any reason and (INSTRUCTIONS: To withhold authority to vote for any authority to vote for election of directors is not withheld, the shares will individual nominee, mark the “Exceptions” box above and be voted for another nominee or other nominees to be selected by the write that nominee’s name in the space provided below.) Nominating and Corporate Governance Commttee. I understand that I am to mail this confidential voting instruction card to *Exceptions FOR AGAINST ABSTAIN BNY Mellon Shareowner Services acting as tabulation agent, or vote 4. Ratification of the appointment of by Internet or telephone as described on proxy, and that my instructions KPMG LLP as Stewart Information must be received by BNY Mellon Shareowner Services no later than Services Corporation’s independent 11:59 p.m. Eastern Time two days prior to the annual meeting day. If my auditors for 2011. instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the Plan document. I acknowledge receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement. Mark Here for Address Change RESTRICTED AREA — SCAN LINE or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116 SIGNATURE: DATE: TIME:

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report on Form 10-K are available at: http://www.stewart.com/2011AnnualMeeting FOLD AND DETACH HERE PROXY STEWART INFORMATION SERVICES CORPORATION PROXY VOTING INSTRUCTIONS ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2011 The undersigned appoints Wells Fargo Bank, N.A., as Trustee for the Company’s 401(k) Salary Deferral Plan, as proxy with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 29, 2011, or at any adjournment thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR the approval of the compensation of Stewart Information Services Corporation’s named executive officers, FOR an advisory vote on the compensation of Stewart Information Services Corporation’s named executive officers every three years, and FOR ratification of the appointment of KPMG LLP as Stewart Information Services Corporation’s independent auditors for 2011. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 RESTRICTED AREA — SCAN LINE (Continued and to be marked, dated and signed, on the other side) 91019-bl RESTRICTED AREA — SIGNATURE LINES